N E W S B U L L E T I N
FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2012 First Quarter Results

OXNARD, Calif., June 30, 2011--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal first quarter ended May 31, 2011. Key elements include:
  Consolidated first quarter revenues up 31% year-over-year to $34.6 million; wireless datacom revenues up 39% year-over-year to $22.0 million.
  Consolidated first quarter gross margin percentage of 27.3%, up from 23.2% in the first quarter of prior year; wireless datacom first quarter gross margin percentage of 39.0%, up from 33.7% in first quarter of prior year.
  First quarter GAAP net income of $0.5 million, or $0.02 per diluted share; Adjusted Basis (non-GAAP) net income of $1.4 million, or $0.05 per diluted share.
  First quarter net cash provided by operations of $2.3 million.
  Net debt balance reduced by $2.1 million during first quarter to $5.6 million.
Commenting on the fiscal 2012 first quarter results, Michael Burdiek, CalAmp’s President and Chief Executive Officer said, “We’re off to a strong start in fiscal 2012. Consolidated revenues in the latest quarter increased 31% compared to the first quarter of last year, and our bottom line improved by $3 million. Both our wireless datacom and satellite businesses contributed to the year-over-year revenue growth. We continue to see strong demand for our mobile resource management (MRM) products and services from the local fleet management, vehicle finance, asset tracking and stolen vehicle recovery markets. We also experienced a solid quarter with our wireless networks products with significant contribution from an important project in the railroad sector. An uptick in our satellite business helped revenues of that unit more than double on a sequential quarter basis and increase 19% year-over-year. We are on track with our previously announced plans to transition the satellite business to a more variable cost model and expect these changes to be fully implemented by the end of our second quarter.”

Mr. Burdiek continued, “With our improving financial performance, we continue to strengthen our liquidity position and balance sheet. First quarter net cash provided by operations of $2.3 million helped reduce our net debt balance by $2.1 million to $5.6 million at the end of the quarter. These improvements provide us with added financial flexibility and should further enable our growth objectives going forward.”

Fiscal 2012 First Quarter Results
Total revenue for the fiscal 2012 first quarter was $34.6 million compared to $26.3 million for the first quarter of fiscal 2011 due to higher revenues in the Company’s wireless datacom and satellite segments. Wireless datacom revenue increased 39% to $22.0 million from $15.8 million in the same period last year, while satellite revenue increased 19% to $12.5 million from $10.5 million in the same period last year.

-more-

CalAmp Reports Fiscal 2012 First Quarter Results
June 30, 2011

Consolidated gross profit for the fiscal 2012 first quarter was $9.4 million, or a 27.3% gross margin, compared to gross profit of $6.1 million, or a 23.2% gross margin, for the same period last year. The increases in gross profit and gross margin percentage in the latest quarter compared to the fiscal 2011 first quarter were due primarily to higher wireless datacom revenues.

Results of operations for the fiscal 2012 first quarter as determined in accordance with GAAP was net income of $0.5 million, or $0.02 per diluted share, compared to a net loss of $2.5 million, or $0.09 per diluted share, in the first quarter of last year.

The Adjusted Basis (non-GAAP) net income for the fiscal 2012 first quarter was $1.4 million, or $0.05 per diluted share, compared to Adjusted Basis net loss of $1.6 million, or $0.06 loss per diluted share, for the same period last year. The Adjusted Basis net income (loss) excludes intangible asset amortization and stock-based compensation expense, and includes an income tax provision or benefit that reflects income taxes paid/payable (or received/receivable) based on the results of operations for the quarter. A reconciliation of the GAAP basis pretax income (loss) to the Adjusted Basis net income (loss) is provided in the table at the end of this press release.

Liquidity
As of May 31, 2011, the Company had total cash of $4.3 million and total debt of $9.9 million. Total debt at that date consisted of $5.4 million drawn under the Company’s revolving bank credit facility and subordinated debt of $4.5 million. The unused borrowing capacity on the bank revolver was $6.6 million at May 31, 2011. Net cash provided by operating activities during the three month period ended May 31, 2011 was $2.3 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Based on our latest projections, we expect fiscal 2012 second quarter consolidated revenues in the range of $31 to $35 million, with wireless datacom revenues up sequentially and satellite revenues down from the first quarter. We expect fiscal second quarter GAAP basis net income in the range of $0.01 to $0.05 per diluted share. The Adjusted Basis (non-GAAP) net income for the second quarter is expected to be in the range of $0.07 to $0.11 per diluted share. Our outlook for the second quarter includes revenue of $3 million generated from the sale of two patents and restructuring charges associated with winding up the operations of our French subsidiary.”

Mr. Burdiek concluded, “Our pipeline of sales opportunities is expanding as we execute our global product and marketing strategy. Based on our current forecast, we continue to expect year-over-year revenue growth in fiscal 2012 from both our wireless datacom and satellite businesses, and we continue to expect full year profitability on a GAAP basis.”

-more-

CalAmp Reports Fiscal 2012 First Quarter Results
June 30, 2011

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2012 first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-9205 (480-629-9835 for international callers). An audio replay will be available through July 7, 2011, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4449860.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked applications. The Company’s two business segments are Wireless DataCom, which serves utility, government and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s satellite and wireless datacom markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2011 as filed on April 28, 2011 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Lasse Glassen
Chief Financial Officer	General Information
(805) 987-9000	(213) 486-6546
lglassen@mww.com

-more-

CalAmp Reports Fiscal 2012 First Quarter Results
June 30, 2011

CAL AMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	May 31,
	2011	2010
Revenues	$34,554	$26,346

Cost of revenues	25,122	20,223

Gross profit	9,432	6,123

Operating expenses:
Research and development	3,104	2,763
Selling	2,592	2,622
General and administrative	2,499	2,509
Intangible asset amortization	352	306
	8,547	8,200
Operating income (loss)	885	(2,077)

Non-operating expense, net	(356)	(400)

Income (loss) before income taxes	529	(2,477)

Income tax provision	(9)	-

Net income (loss)	$520	$(2,477)

Earnings (loss) per share - basic and diluted	$0.02	$(0.09)

Shares used in computing earnings (loss) per share:
Basic	27,357	26,982
Diluted	28,226	26,982

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)
	Three Months Ended
	May 31,
	2011	2010
Revenues
Wireless DataCom	$22,037	$15,819
Satellite	12,517	10,527

Total revenues	$34,554	$26,346

Gross profit
Wireless DataCom	$8,604	$5,330
Satellite	828	793

Total gross profit	$9,432	$6,123

Operating income (loss)
Wireless DataCom	$2,130	$(633)
Satellite	(288)	(438)
Corporate expenses	(957)	(1,006)

Total operating income (loss)	$885	$(2,077)

-more-

CalAmp Reports Fiscal 2012 First Quarter Results
June 30, 2011

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	February 28,
	2011	2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,336	$4,241
Accounts receivable, net	15,938	16,814
Inventories	9,731	9,890
Costs and estimated earnings in excess of billings
on uncompleted contracts	2,053	1,331
Deferred income tax assets	2,024	1,961
Prepaid expenses and other current assets	3,770	3,866
Total current assets	37,852	38,103
Equipment and improvements, net	1,745	1,877
Deferred income tax assets, less current portion	9,824	9,887
Intangible assets, net	3,660	4,012
Other assets	1,396	1,606

	$54,477	$55,485
Liabilities and Stockholders' Equity
Current liabilities:
Bank working capital line of credit	$5,392	$7,489
Accounts payable	14,175	14,103
Accrued payroll and employee benefits	2,693	3,341
Deferred revenue	5,766	5,796
Other current liabilities	2,728	2,140

Total current liabilities	30,754	32,869

Long-term debt	4,532	4,460
Other non-current liabilities	597	554

Stockholders' equity:
Common stock	281	281
Additional paid-in capital	153,607	153,135
Accumulated deficit	(134,428)	(134,948)
Accumulated other comprehensive loss	(866)	(866)

Total stockholders' equity	18,594	17,602

	$54,477	$55,485

-more-

CalAmp Reports Fiscal 2012 First Quarter Results
June 30, 2011

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Three Months Ended
	May 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$520	$(2,477)
Depreciation and amortization	700	636
Stock-based compensation expense	532	523
Non-cash interest expense	134	134
Changes in operating working capital	414	776
Other	-	11

Net cash provided by (used in) operating activities	2,300	(397)

Cash flows from investing activities:
Capital expenditures	(216)	(569)
Collections on note receivable	168	110

Net cash used in investing activities	(48)	(459)

Cash flows from financing activities:
Net debt proceeds (repayments) on bank line of credit	(2,097)	1,955
Taxes paid related to net share settlement of vested equity awards	(65)	(59)
Proceeds from exercise of stock options	5	-

Net cash provided by (used in) financing activities	(2,157)	1,896

Net change in cash and cash equivalents	95	1,040

Cash and cash equivalents at beginning of period	4,241	2,986

Cash and cash equivalents at end of period	$4,336	$4,026

-more-

CalAmp Reports Fiscal 2012 First Quarter Results
June 30, 2011

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited, in thousands except per share amounts)

Non-GAAP Earnings Reconciliation
"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income (Loss) to Adjusted Basis (non-GAAP) Net Income (Loss) is as follows:

	Three Months Ended
	May 31,
	2011	2010
GAAP basis pretax income (loss)	$529	$(2,477)

Amortization of intangible assets	352	306
Stock-based compensation expense	532	523
Pretax income (loss) (non-GAAP basis)	1,413	(1,648)

Income tax provision (non-GAAP basis) (a)	(9)	-
Adjusted Basis net income (loss)	$1,404	$(1,648)

Adjusted Basis net income (loss) per diluted share (b)	$0.05	$(0.06)

Weighted average common shares outstanding
on diluted basis	28,226	26,982

(a)	In order to enhance clarity of the non-GAAP financial measure, effective with the quarter ended May 31, 2011 the Company changed its method of calculating the income tax benefit (provision) used in the Adjusted Basis net income (loss) per diluted share. This new method was applied retroactively to the comparable period of the prior year. Under this new method, the non-GAAP income tax provision now reflects the income taxes paid/payable (or received/receivable) based on the results of operations for the quarter. The Company has net operating loss carryforwards to offset the pre-tax book income for the quarter ended May 31, 2011.

(b)	The method previously used to compute Adjusted Basis net income (loss) per diluted share included a pro forma income tax provision or benefit computed without giving effect to increases or decreases in the deferred income tax valuation allowance that are recognized for GAAP basis financial reporting. Under this previously used method, Adjusted Basis net income (loss) per diluted share would have been $0.03 and $(0.04) for the three months ended May 31, 2011 and 2010, respectively.

# # #